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                                                                    Exhibit 99.1

                    Gap Inc. Reports June Sales Up 2 Percent;
                      Comparable Store Sales Down 6 Percent

SAN FRANCISCO -- July 11, 2002 -- Gap Inc. (NYSE-GPS) today reported sales of $1.32 billion for the five-week period ended July 6, 2002, compared with sales of $1.29 billion for the same period ended July 7, 2001, which represents a 2 percent increase. The company's comparable store sales for June 2002 were down 6 percent, compared to a 7 percent decrease in June 2001.

Comparable sales by division for June 2002 were as follows:

..    Gap Domestic: negative 7% versus negative 9% last year

..    Gap International: negative 7% versus negative 6% last year

..    Banana Republic: negative 6% versus positive 1% last year

..    Old Navy: negative 4% versus negative 7% last year

"June sales across all brands were significantly better than expected," said CFO Heidi Kunz.

Year-to-date sales of $5.2 billion for the 22 weeks ended July 6, 2002 represent a decrease of 5 percent over sales of $5.5 billion for the same period ended July 7, 2001. The company's year-to-date comparable store sales decreased 13 percent compared to a decrease of 7 percent in the prior year.

As of July 6, 2002, Gap Inc. operated 4,258 store concepts compared to 3,913 store concepts last year, which represents an increase of 9 percent. The number of stores by location totaled 3,138 compared to 2,994 stores by location last year, which represents an increase of 5 percent.

For more detailed information, please call 800-GAP-NEWS to listen to Gap Inc.'s monthly sales recording. International callers may call (706) 634-4421.

Investor Relations:                     Media Relations:
Michelle Weaver                         Alan Marks
650-874-7780                            415-427-6561

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Forward-Looking Statements
The information made available on this press release and recording contain certain forward-looking statements which reflect Gap Inc.'s current view of future events and financial performance. Wherever used, the words "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company's goods are manufactured and/or other factors that may be described in the company's annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information
All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.'s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.